EXHIBIT 99.1

AMC ENTERTAINMENT INC. INITIATES OFFER TO

PURCHASE 9½% SENIOR SUBORDINATED NOTES DUE 2011

KANSAS CITY, MO—January 12, 2005– AMC Entertainment Inc. (“AMCE” or the “Company”), one of the world’s leading theatrical exhibition companies, announced that it has initiated an offer to purchase its outstanding 9½% Senior Subordinated Notes due 2011 (“2011 Notes”).  The offer to purchase is being made in accordance with the change of control provisions of that certain Indenture pursuant to which the 2011 Notes were issued, dated as of January 27, 1999, as supplemented by the First Supplemental Indenture, dated as of March 29, 2002, and a Second Supplemental Indenture, dated as of December 23, 2004. The Indenture, dated as of January 27, 1999, which was previously attached as an Exhibit to AMCE’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) on February 11, 1999, the First Supplemental Indenture, which was previously attached as an Exhibit to AMCE’s Current Report on Form 8-K, filed with the SEC on April 10, 2002, and the Second Supplemental Indenture, which is attached as an Exhibit to AMCE’s Current Report on Form 8-K, filed with the SEC on January 12, 2005, are incorporated herein by reference.

Holders who validly tender prior to the Expiration Time (as defined below), or in the case of notes held in book-entry form, prior to 5:00 p.m. on the business day prior to the Expiration Date, and do not properly withdraw their notes prior to the Expiration Time, will be entitled to receive a total consideration of 101% of the principal amount of notes, plus accrued and unpaid interest to, but not including, the settlement date, which will be February 11, 2005, unless extended.  The change of control offer will expire at 11:00 a.m., New York City time, on February 10, 2005 (such date, as extended, the “Expiration Time” and the “Expiration Date”), unless extended.

The Company has retained HSBC Bank USA, National Association to act as the depositary in connection with the offer to purchase. Questions regarding the offer to purchase and requests for documents may be directed in writing to AMCE at AMC Entertainment Inc., Attn: Mr. Kevin M. Connor, Senior Vice President, General Counsel and Secretary, 920 Main Street, Kansas City, Missouri 64105 or by telephone at (816) 221-4000.

This press release shall not constitute an offer or solicitation to purchase with respect to any securities. Any such offer or solicitation will be made only by means of the Offer to Purchase dated January 11, 2005.

Statements in this press release regarding the change of control offer and AMCE’s business that are not historical facts are forward-looking statements within the meaning of the federal securities laws. These statements are based upon management's current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results, plans or objectives to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the U.S. Securities and Exchange Commission.

AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its circuit of AMC Theatres, the Company operates 230 theatres with 3,554 screens in the United States, Canada, France, Hong Kong, Japan, Portugal, Spain and the United Kingdom. The Company, headquartered in Kansas City, Mo., has a website at www.amctheatres.com.